ACCESSION AGREEMENT


     By this ACCESSION AGREEMENT, dated as of June 5, 2001, the undersigned agrees to be bound by and to comply with the terms and conditions of that Reorganization Agreement dated May 31, 2001, by and between AmeriNet Group.com, Inc., Randall K. Fields and Riverview Financial Corporation. Notwithstanding the foregoing, the undersigned does not make the representations and warranties set forth in Article Three of the Reorganization Agreement.




                                           /s/ Anthony M. Frank
                                               Signature

                                               Anthony M. Frank
                                               Print Name